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At the Company:                                  At In-Site Communications, Inc.
Ben J. Pothast                                   Lisa Carlton-Wilson
Chief Financial Officer                          Investor Relations
(847) 279-6100                                  (212) 759-3929


FOR IMMEDIATE RELEASE


                     AKORN, INC. STOCK DELISTED FROM NASDAQ


BUFFALO GROVE, IL, JUNE 25, 2002 -- AKORN, INC. (NASDAQ: AKRNE) today announced that it was informed late yesterday by Nasdaq that a Nasdaq Listing Qualifications Panel has issued an order delisting Akorn securities from the Nasdaq National Market effective at the opening of business on June 25, 2002.

This action taken by Nasdaq is due to the fact that, as previously disclosed, the Company does not comply with the Nasdaq report filing requirements with respect to its Form 10-K filing with the SEC for the year ended December 31, 2001. Specifically, the 10-K for this period was filed with unaudited financial statements. As the Company has previously explained, its independent auditors have been unwilling to issue an audit opinion on the Company's consolidated financial statements as of December 31, 2001 because the staff of the SEC has the informed the Company of a proposed enforcement action, alleging the Company's accounts receivable were overstated as of December 31, 2000, which could result in a restatement of certain 2000 and 2001 financial statements.

Akorn intends to appeal this decision by the Nasdaq Listing Qualifications Panel. During this appeal process, the Company will attempt to work with the SEC and the Company's auditors to resolve the restatement issues that have been raised so as to allow it to obtain audited financial statements that comply with the Nasdaq report filing requirements. There can be no assurance, however, when or if such resolution will occur. The Company's securities will be traded on the Pink Sheets, as soon as possible, until the above matters are resolved.

ABOUT AKORN, INC.

Akorn, Inc. manufactures and markets sterile specialty pharmaceuticals, and markets and distributes an extensive line of pharmaceuticals and ophthalmic surgical supplies and related products.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such statements, including, but not limited to, the timing of acquiring and developing new products, of bringing them on line and deriving revenues and profits from them, as well as the effects of those revenues and profits on the Company's margin and financial position are uncertain because many of the factor affecting the timing of those items are beyond the Company's control. Such statements are based on management's current expectations, but actual results may differ materially due to various factors including risks and uncertainties mentioned or referred to in this press release or in the filings the Company makes with the Securities and Exchange Commission including it annual reports on Form 10-K and its quarterly reports on Form 10-Q.